Mail Stop 3561

      							October 7, 2005

Ms. Cynthia L. Poehlman
Chief Financial Officer
Parkervision, Inc.
8493 Baymeadows Way
Jacksonville, Florida 32256

	Re:	Parkervision, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 30, 2005

Forms 10-Q for Fiscal Quarter Ended March 31, 2005 and June 30,
2005
		File No. 0-22904

Dear Ms. Poehlman:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,


								Larry Spirgel
								Assistant Director
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Ms. Cynthia Poehlman
Parkervision, Inc.
September 15, 2005
Page 4



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE